Exhibit 10.1

SECOND AMENDMENT TO
CASCADE NATURAL GAS CORPORATION
1998 STOCK INCENTIVE PLAN

This Second Amendment to the 1998 Stock Incentive Plan (“Second Amendment”) is dated February 17, 2006, and amends that certain 1998 Stock Incentive Plan (the “Plan”) of Cascade Natural Gas Corporation (the “Corporation”). Capitalized terms not otherwise defined in this Second Amendment shall have the meanings set forth in the Plan.

AMENDMENTS

Pursuant to its authority under Article 10 of the Plan, the Board of Directors of the Corporation hereby amends the Plan as follows:

1.      Purpose.   Section 1.2 of the Plan is amended in its entirety to read as follows:

“1.2   Purpose.   The purpose of the Plan is to promote and advance the interests of shareholders by enabling Corporation to attract, retain, and reward key employees and directors of Corporation and its subsidiaries. It is also intended to strengthen the mutuality of interests between Corporation’s shareholders and its employees and directors. The Plan is designed to serve these purposes by offering stock options and other equity-based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability, and financial success of Corporation and increasing shareholder value.”

2.      Definition of Participant.   The definition of “Participant” in Section 2.1 of the Plan is amended in its entirety to read as follows:

“Participant” means an employee or director of Corporation or a Subsidiary, who is granted an Award under the Plan.”

3.      Eligibility.   Article 5 of the Plan is amended in its entirety to read as follows:

“ARTICLE 5
ELIGIBILITY

Officers, other key employees, and directors of Corporation and its Subsidiaries (including employees who may also be directors of Corporation or a Subsidiary) who, in the Committee’s judgment, are or will be contributors to the long-term success of Corporation will be eligible to receive Awards under the Plan.”

4.      Types of Awards.   Section 6.1 of the Plan is amended in its entirety to read as follows:

“ARTICLE 6
AWARDS

6.1   Types of Awards.   The types of Awards that may be granted under the Plan are:

(a)    Options governed by Exhibit A of the Plan;

(b)    Stock Appreciation Rights governed by Exhibit B of the Plan;

(c)    Restricted Awards governed by Exhibit C of the Plan;

(d)    Performance Awards governed by Exhibit D of the Plan;

(e)    Other Stock-Based Awards or combination awards governed by Exhibit E of the Plan; and

(f)     Stock awards to directors under the Director Stock Award Plan (as amended from time to time) set forth in Exhibit F of the Plan; provided, however, that such Awards to directors shall not be subject to the provisions of Sections 6.2 through 6.8 of this Plan, and such Awards to directors shall be governed by the provisions of the Director Stock Award Plan set forth in Exhibit F which shall take precedence over any conflicting provisions of this Plan.

In the discretion of the Committee, any Award may be granted alone, in addition to, or in tandem with other Awards under the Plan.”

5.      Exhibit F.   The 2000 Directors Stock Award Plan (as awarded) is incorporated as Exhibit F of the Plan.

6.      Approvals.   This Second Amendment was duly approved by the Board of Directors of the Corporation on November 14, 2005, and was approved by the Shareholders of the Corporation on February 17, 2006.

7.      Other Provisions.   Except as expressly amended by this Amendment, the Plan shall remain in full force and effect.